Exhibit 99.1

Liquidity Services Announces Appointment of Michael Sweeney as Chief Accounting Officer

WASHINGTON — February 22, 2016 — Liquidity Services (NASDAQ: LQDT), a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus, is pleased to announce the appointment of Michael Sweeney as Chief Accounting Officer, effective today.  Mr. Sweeney will report to Jorge Celaya, Executive Vice President and Chief Financial Officer.

With more than 25 years of accounting experience, Mr. Sweeney will lead the Company’s accounting and financial reporting team. Prior to joining the Company, from 2003 to 2016, Mr. Sweeney held multiple senior level finance positions with Computer Sciences Corporation, a multi-billion dollar, global technology provider.  His roles included Finance Transformation Project Global Process Owner for Accounting; Controller North American Public Sector; Interim Corporate Controller and Principal Accounting Officer; Chief Accounting Officer for Technical Accounting; Assistant Corporate Controller; and Corporate Director Finance.  Prior to joining CSC, Mr. Sweeney worked for DynCorp, Growth Stock Outlook and Price Waterhouse.  Mr. Sweeney holds professional certifications as a certified public accountant, a chartered financial analyst and a chartered global management accountant.  He also holds an MBA from George Mason University and a BBA from the University of Notre Dame.

About Liquidity Services

Liquidity Services is a global solution provider in the reverse supply chain with the world’s largest marketplace for business surplus. The Company partners with global Fortune 1000 corporations, middle market companies, and government agencies to intelligently transform surplus assets and inventory from a burden into a liquid opportunity that fuels the achievement of strategic goals. The Company’s superior service, unmatched scale and ability to deliver results enable it to forge trusted, long-term relationships with over 8,000 clients worldwide. With nearly $6 billion in completed transactions, and approximately three million buyers in almost 200 countries and territories, the Company is the proven leader in delivering smart surplus solutions. To learn more about Liquidity Services, please visit LiquidityServices.com.

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Contact

Julie Davis

Senior Director, Investor Relations

202.558.6234

julie.davis@liquidityservices.com